Contacts:	Dolph Baker, Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. NAMES SHERMAN MILLER
PRESIDENT AND CHIEF OPERATING OFFICER

JACKSON, Miss. (March 30, 2018) Cal-Maine Foods, Inc. (NASDAQ: CALM) announced today that the Company has named Sherman Miller president and chief operating officer, effective March 30, 2018. Miller, currently vice president and chief operating officer, will assume new executive duties in addition to his responsibility for all of Cal-Maine Foods’ production and processing facilities. He was elected to the Company’s Board of Directors in 2012.  Miller will continue to report directly to Dolph Baker, chairman and chief executive officer.

Miller has been employed with Cal-Maine Foods for over 21 years. Prior to his current position, he served as vice president of operations while working in the Company’s Chase, Kansas, office. He was previously the general manager of this location. He also served in management positions at the Company’s processing plant locations in Delta, Utah, and Edwards, Mississippi. In addition, he completed a summer internship with Cal-Maine Foods at the Edwards location prior to his college graduation.

Miller is a native of Ethel, Mississippi, and graduated from Mississippi State University in 1997 with a bachelor’s degree in poultry science. He is a member of the board of the U.S. Poultry and Egg Association.

“We are very pleased to name Sherman Miller to this important position with Cal-Maine Foods,” said Baker. “He was our first summer intern, and he has dedicated his entire career to the Company. Sherman has a deep understanding of our corporate culture and has extensive experience in managing our operations through a period of significant growth. Sherman is a respected leader of Cal-Maine Foods and has a very favorable reputation throughout our industry. We look forward to working together as we execute our growth strategy.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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